SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 9, 2004

ANTARES PHARMA, INC.

(Exact Name of Registrant as Specified in Charter)

Minnesota	0-20945	41-1350192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

707 Eagleview Boulevard, Suite 414, Exton, PA	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 458-6200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure

On March 10, 2004, Antares Pharma, Inc. (the “Company”) filed an 8-K to report that on March 9, 2004, it completed a third and final closing of a private placement of its common stock and warrants to several investors. As a result of the three private placements, the Company received net proceeds of $13,853,400 from the sale of 15,120,000 shares of common stock and warrants to purchase 5,039,994 shares of common stock. Additionally, on February 27 and March 1, 2004, the Company received proceeds of $821,100 following the exercise of warrants for 2,932,500 shares of common stock. This Amended Current Report on Form 8-K/A is being filed solely to disclose the effect of the private placement and the warrant exercise on the Company’s shareholders’ equity. If these proceeds had been received as of December 31, 2003, the Company’s total shareholders’ equity would have increased to the pro-forma amount shown below:

Total shareholders’ equity at December 31, 2003, as reported	$307,094
Pro forma adjustment due to net proceeds from the sale of common stock and warrants	13,853,400
Pro forma adjustment due to net proceeds from the exercise of warrants	821,100

Pro forma total shareholders’ equity at December 31, 2003	$14,981,594

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 1, 2004	ANTARES PHARMA, INC.

	By	/s/ Lawrence M. Christian
Lawrence M. Christian
Chief Financial Officer